EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

BLACKSTAR ENTERPRISE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

____________________________________

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Shares of Common Stock Underlying Convertible Notes, $0.001 par value	46,000,000	$0.0015	$ 69,000	$ 6.40 (4)

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered. This amount represents a good faith estimate of the shares of common stock underlying convertible notes issued by the registrant in private placements, with such amount equal to the maximum number of shares issuable upon conversion of such notes, assuming for purposes hereof that (x) such notes are convertible at $0.02 per share, and (y) interest on such note accrues at 10% per annum until the maturity dates of the convertible notes, without taking into account the limitations on the conversion of such notes (as provided for therein).
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 ("the Securities Act") based on the average of the 5-day average of the high and low prices of the common stock on September 21, 2022 as reported on the OTC Pink .
(3)	Based on the average price per share of $0.0344 for BlackStar Enterprise Group, Inc.’s common stock on September 21, 2022 as reported by the OTC Markets Group. The fee is calculated by multiplying the aggregate offering amount by 0 . 0000927 , pursuant to Section 6(b) of the Securities Act of 1933.
(4)	$172.64 previously paid, based on the 5-day average of the high and low prices of the common stock on July 12, 2021 ($0.0344), which was higher than the 5-day average of the high and low prices of the common stock on September 21, 2022 ($0 .0015 ).